EXHIBIT 99.1
Carriage Services' Board Of Directors Approves An Additional $20 Million for Share Repurchases

HOUSTON, September 28, 2015 /PRNewswire/ -- Carriage Services, Inc. (NYSE: CSV) announced today that its Board of Directors has approved a $20 million increase in its authorization for repurchases of the Company’s common stock. On May 21, 2015, the Company announced that the Board had approved the repurchase of up to $25 million of the Company's common stock. Through September 25, 2015, the Company had used $23.9 million of that authorization to purchase approximately 1,044,000 shares of the Company's common stock, with $1.1 million remaining available for future purchases. As a result of the Board's action, the Company has a total of $21.1 million available for future purchases.

The share repurchases may be made from time to time through open market transactions or privately negotiated transactions and are subject to market conditions, as well as corporate, regulatory, and other considerations. The company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

Commenting on the announcement, Melvin C. Payne, Chief Executive Officer, stated “the Board's action demonstrates our continuing confidence in the Company's vision, strategy, growth opportunities and financial strength, but most of all our confidence in the Being The Best quality of the leaders and employees in our businesses and support teams. We believe that the purchase of our shares during the recent market volatility at prices that do not reflect the growing cash earning power and intrinsic value of our company is a wise allocation of the Company's capital and enhances long term value for all remaining shareholders. Carriage continues to get better as an operating and consolidation platform that has also become a superior value creation investment platform. Yet there has been a growing dichotomy between our increasing performance metrics and declining performance valuation multiples, i.e. a fundamental gap between performance and valuation that remains the case. We will continue to prioritize the allocation of our growing Free Cash Flow toward the acquisition of the best remaining independent businesses in our industry, while always remaining prudent with the use of leverage. We view the repurchase of our shares at this time as a ‘no brainer!’,” concluded Mr. Payne.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under "Forward-Looking Statements and Cautionary Statements" in the Company's Annual Report and Form 10-K for the year ended December 31, 2014, could cause the Company's results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company's Form 10-K, and other Carriage Services information and news releases, are available at http://www.carriageservices.com.

Carriage Services is a leading provider of deathcare services and merchandise in the United States. Carriage operates 165 funeral homes in 27 states and 32 cemeteries in 11 states.